                                                                   EXHIBIT 10.2



                                 EMPLOYMENT AGREEMENT


    Employment Agreement (the "Agreement"), dated July 31, 1997, by and between Pentegra Dental Group, Inc., a Delaware corporation (the "Company"), and Omer K. Reed, D.D.S. ("Employee").

    In consideration of the mutual premises and conditions contained herein, the parties hereto agree as follows:

    Section 1. EMPLOYMENT. The Company hereby agrees to employ Employee, and Employee hereby accepts employment by the Company, upon the terms and subject to the conditions hereinafter set forth.

    Section 2. DUTIES. Employee shall serve as Clinical Officer of the Company. Employee agrees to devote his full time and best efforts to the performance of his duties to the Company. All of Employee's duties and authorities shall be subject to the reasonable direction and control of the Company's Chief Executive Officer or Board of Directors. The Company shall use its best efforts to elect Employee as a director of the Company during the term of this Agreement. Employee acknowledges that the executive offices of the Company will be located in Phoenix, Arizona.

    Section 3. TERM. Except as otherwise provided in Section 6 hereof, the term of this Agreement shall be for three (3) years ("Term"), commencing on the date the initial public offering of the Company's common stock ("IPO") is consummated (the "Commencement Date").

    Section 4. COMPENSATION AND BENEFITS. In consideration for the services of the Employee hereunder, the Company will compensate Employee as follows:

         (a) BASE SALARY. Commencing on the Commencement Date, Employee shall be entitled to receive a base salary of $175,000.00 per annum or as increased from time to time by the Board of Directors of the Company or the Compensation Committee of the Board of Directors ("Compensation Committee") thereof.

         (b) SIGNING BONUS. Employee shall be entitled to receive a signing bonus on the Commencement Date, which signing bonus shall be payable as follows: $10,000 payable on the closing of each dental practice acquired by the Company following the Commencement Date up to a maximum amount of $1,250,000.00; provided, however, that on the third anniversary of the Commencement Date, Employee shall be entitled to receive the sum of $1,250,000.00 less all amounts paid under this subsection and such signing bonus shall thereby be paid in full. In no event shall the signing bonus
    payable pursuant to this subsection exceed $1,250,000.00.   Such bonus
    shall be payable in the proportion of cash and stock as the Company and Employee shall agree.

         (c) BONUS. Employee shall be entitled to receive a bonus as established from time to time by the Board of Directors of the Company or the Compensation Committee thereof.

         (d) BENEFITS. During the term of this Agreement, Employee shall be entitled to participate in and receive benefits under any and all employee benefit plans and programs which are from time to time generally made available to the executive employees of the Company, subject to approval and grant by the appropriate committee of the Board of Directors of the Company with respect to programs calling for such approvals or grants. Additionally, Employee shall be entitled to medical, dental, disability, life insurance and other benefits as are generally made available to the executive employees of the Company. Medical, dental and other health insurances shall also be provided for Employee's spouse and children. Employee shall be entitled to three (3) weeks vacation and such other days for personal use as reasonably determined by the Company.

    Section 5. EXPENSES. It is acknowledged by the parties that Employee, in connection with the services to be performed by him pursuant to the terms of this Agreement, will be required to make payments for travel, entertainment of business associates, mobile telephone and similar expenses. The Company will reimburse Employee for all reasonable expenses of types authorized by the Company and incurred by Employee in the performance of his duties hereunder. Employee will comply with such budget limitations and approval and reporting requirements with respect to expenses as the Company may establish from time to time.

    Section 6. TERMINATION. Employee's employment hereunder will commence on the Commencement Date and continue until the end of the Term, except that the employment of Employee hereunder will terminate earlier upon the occurrence of the following events:

         (a) DEATH OR DISABILITY. Employee's employment will terminate immediately upon the death of Employee during the term of his employment hereunder or, at the option of the Company, in the event of Employee's disability, upon 30 days notice to Employee. Employee will be deemed disabled if, as a result of Employee's incapacity due to physical or mental illness, Employee shall have been absent from his duties with the Company on a full-time basis for 120 consecutive business days and Employee shall not reasonably be expected to be able to resume his duties within 60 days of the end of such 120 day period. In the event of the termination of this Agreement pursuant to this subsection, Employee will be entitled to the portion of his base salary accrued but unpaid from the last monthly payment date to the date of termination, expense reimbursements under Section 5 hereof for expenses incurred in the performance of his duties hereunder prior to termination, and the sum of $1,250,000.00 less all amounts paid to Employee under subsection 4(b) as of the occurrence of such event.

         (b) FOR CAUSE. The Company may terminate the Employee's employment for "Cause" immediately upon written notice by the Company to Employee.
    For purposes of this Agreement, a termination will be for Cause if: (i) Employee willfully and continuously fails to perform his duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness), (ii) Employee willfully engages in gross misconduct materially and demonstrably injurious to the Company or (iii) Employee has been convicted of a felony. In the event of the termination of this Agreement pursuant to this subsection, Employee will not be entitled to any severance pay or other compensation except for any portion of his base salary accrued but unpaid from the last monthly payment date to the date of termination and expense reimbursements under Section 5 hereof for expenses incurred in the performance of his duties hereunder prior to termination.

         (c) BY COMPANY WITHOUT CAUSE. If the Company terminates this Agreement at any time during the Term without cause, the Company shall pay Employee, as Employee's sole remedy in connection with such termination, severance pay in the amount of Employee's base salary for the remainder of the Term as set forth in Section 4(a) hereof, together with the sum of $1,250,000 less the amounts paid by the Company to Employee pursuant to
    Section 4(b) hereof. The Company will also pay Employee the portion of his base salary accrued but unpaid from the last monthly payment date to the date of termination and expense reimbursements under Section 5 hereof for expenses incurred in the performance of his duties hereunder prior to termination. The Company will pay the severance payments provided for in this subsection in a lump sum amount concurrent with Employee's termination of employment. The Company will not be entitled to offset or mitigate the amounts due under this subsection by any other amounts payable to Employee, including amounts payable or paid to Employee by third parties for Employee's services after the date of termination.

    Section 7. CONFIDENTIAL INFORMATION. Employee recognizes and acknowledges that certain assets of the Company and its affiliates, including without limitation information regarding customers, pricing policies, methods of operation, proprietary computer programs, sales, products, profits, costs, markets, key personnel, formulae, product applications, technical processes, and trade secrets (hereinafter called "Confidential Information") are valuable, special and unique assets of the Company and its affiliates. Employee will not, during or after his term of employment, disclose any of the Confidential Information to any person, firm, corporation, association, or any other entity for any reason or purpose whatsoever, directly or indirectly, except as may be required pursuant to his employment hereunder, unless and until such Confidential Information becomes publicly available other than as a consequence of the breach by Employee of his confidentiality obligations hereunder. In the event of the termination of his employment, whether voluntary or involuntary and whether by the Company or Employee, Employee will deliver to the Company all documents and data pertaining to the Confidential Information and will not take with him any documents or data of any kind or any reproductions (in whole or in part) of any items relating to the Confidential Information.

    Section 8. NONCOMPETITION. Until one year after termination of Employee's employment with the Company for any reason, whether voluntary or involuntary, Employee will not (i) engage directly or indirectly, alone or as a shareholder, partner, officer, director, employee or consultant of any other business organization, in any business activities which relate to the acquisition and consolidation of, or consulting, management or similar services for, dental practices which were either conducted by the Company at the time of Employee's termination or "Proposed to be Conducted" (as defined herein) by the Company at the time of such termination (the "Designated Industry"), (ii) divert to any competitor of the Company in the Designated Industry any customer of Employee, or (iii) solicit or encourage any officer, employee, or consultant of the Company to leave its employ for employment by or with any competitor of the Company in the Designated Industry. The parties hereto acknowledge that Employee's noncompetition obligations hereunder will not preclude Employee from (i) owning less than 5% of the common stock of any publicly traded corporation conducting business activities in the Designated Industry or (ii) serving as an officer, director, stockholder or employee of an entity engaged in the healthcare industry whose business operations are not competitive with those of the Company. "Proposed to be Conducted", as used herein, shall mean those business activities which are the subject of a formal, written business plan approved by the Board of Directors prior to termination of Employee's employment and which the Company takes material action to implement within 12 months of the termination of Employee's employment. Employee will continue to be bound by the provisions of this Section 8 until their expiration and will not be entitled to any compensation from the Company with respect thereto. If at any time the provisions of this Section 8 are determined to be invalid or unenforceable, by reason of being vague or unreasonable as to area, duration or scope of activity, this Section 8 will be considered divisible and will become and be immediately amended to only such area, duration and scope of activity as will be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter; and Employee agrees that this Section 8 as so amended will be valid and binding as though any invalid or unenforceable provision had not been included herein.

    Section 9.  GENERAL.

         (a) NOTICES. All notices and other communications hereunder will be in writing or by written telecommunication, and will be deemed to have been duly given if delivered personally or if mailed by certified mail, return receipt requested or by written telecommunication, to the relevant address set forth below, or to such other address as the recipient of such notice or communication will have specified to the other party hereto in accordance with this Section 9(a):

    If to the Company, to:                  with a copy to:

    Pentegra Dental Group, Inc.             Jackson & Walker, L.L.P.
    2999 N. 44th Street, Suite 650          901 Main Street, Suite 6000
    Phoenix, Arizona 85018                  Dallas, Texas  75202
    Attn: Chief Executive Officer           Attn: James S. Ryan, III
    Fax No.: (602) 952-0544                 Fax No.:  (214) 953-5822

    If to Employee, to:

    3255 E. Valley Vista Lane
    Paradise Valley, Arizona 85253

         (b) WITHHOLDING; NO OFFSET. All payments required to be made by the Company under this Agreement to Employee will be subject to the withholding of such amounts, if any, relating to federal, state and local taxes as may be required by law. No payment under this Agreement will be subject to offset or reduction attributable to any amount Employee may owe to the Company or any other person.

         (c) EQUITABLE REMEDIES. Each of the parties hereto acknowledges and agrees that upon any breach by Employee of his obligations under any of Sections 8 and 9 hereof, the Company will have no adequate remedy at law, and accordingly will be entitled to specific performance and other appropriate injunctive and equitable relief.

         (d) SEVERABILITY. If any provision of this Agreement is held to be illegal, invalid or unenforceable, such provision will be fully severable and this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

         (e) WAIVERS. No delay or omission by either party hereto in exercising any right, power or privilege hereunder will impair such right, power or privilege, nor will any single or partial exercise of any such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.

         (f) COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which will be deemed an original, and all of which together will constitute one and the same instrument.

         (g) CAPTIONS. The captions in this Agreement are for convenience of reference only and will not limit or otherwise affect any of the terms or provisions hereof.

         (h) REFERENCE TO AGREEMENT. Use of the words "herein," "hereof," "hereto" and the like in this Agreement refer to this Agreement only as a whole and not to any particular subsection or provision of this Agreement, unless otherwise noted.

         (i) BINDING AGREEMENT. This Agreement will be binding upon and inure to the benefit of the parties and will be enforceable by the personal representatives and heirs of Employee and the successors of the Company.
    If Employee dies while any amounts would still be payable to him hereunder, such amounts will be paid to Employee's estate. This Agreement is not otherwise assignable by Employee.

         (j) ENTIRE AGREEMENT. This Agreement contains the entire understanding of the parties, supersedes all prior agreements and understandings relating to the subject matter hereof and may not be amended except by a written instrument hereafter signed by each of the parties hereto.

         (k) GOVERNING LAW. This Agreement and the performance hereof will be construed and governed in accordance with the laws of the State of Arizona, without regard to its choice of law principles.

    Section 10. BINDING ARBITRATION. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled exclusively by arbitration in Phoenix, Arizona, in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. Judgment upon the award rendered by the arbitrator(s) may be entered in, and enforced by, any court having jurisdiction thereof.

    EXECUTED as of the date and year first above written.

                                            PENTEGRA DENTAL GROUP, INC.


                                            By: /s/ Gary S. Glatter
                                                -----------------------------
                                            Its: Chief Executive Officer
                                                -----------------------------

                                            EMPLOYEE

                                            /s/ Omer K. Reed
                                            ---------------------------------
                                            Omer Reed, DDS